Exhibit 99.01

NEWS

OPSWARE INC. BEATS HIGH END OF Q1 REVENUE GUIDANCE BY $1.3 MILLION

•                  72 new license deals; 3 deals greater than $1 million

•                  Cash flow from operations totals $3.3 million

•                  Full year bookings on track to grow at least 60%

•                  Reaffirms full year revenue guidance of $142 to $147 million and non-GAAP EPS of $0.09 - $0.13

Sunnyvale, CA – May 30, 2007 – Opsware Inc. (NASDAQ: OPSW), the leading provider of Data Center Automation software, today reported results for its first quarter ended April 30, 2007.

Opsware Inc.’s net revenue for its first quarter ended April 30, 2007 totaled $28.3 million, up 29% from the same quarter last year and exceeding the company’s previously guided range.

Non-EDS revenue totaled $23.1 million in the first quarter, a 38% increase over the same quarter last year.

Non-EDS derived bookings (which equals net revenue, plus the sequential change in deferred revenue and advances from customers, all excluding the impact of EDS) totaled $20.5 million in the first quarter, up 38% from the same quarter last year.

Non-GAAP net loss in the first quarter was $(1.4) million or $(0.01) per share, meeting the company’s guidance.

GAAP net loss in the first quarter was $(10.6) million or $(0.10) per share.  Non-GAAP net loss in the first quarter excludes non-cash charges of approximately $3.7 million relating to previous acquisitions and $5.5 million of non-cash stock-based compensation.  A reconciliation between net loss on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statements of Operations attached to this release.

Cash flow from operations in the first quarter was $3.3 million.

“We are starting the year strong and I am pleased with our performance in Q1” said Ben Horowitz, president and CEO of Opsware Inc. “Opsware continues to benefit from the predominant trends in enterprise software: virtualization, Linux, and services oriented architectures.  The complexity of adopting these technologies creates strong demand for our data center automation suite.  Our pipeline is up 50% from this time last quarter and we are on track to grow bookings by 60% this year.”

Financial Outlook

Management provides the following guidance for its second quarter ending July 31, 2007:

•                  Net revenue is expected to total approximately $31 – 32 million.

•                  Non-GAAP loss per share is expected to be $(0.01), reflecting an incremental $2 million of operating expenses from its previously announced and completed acquisition of iConclude Co.

Management reaffirms the following guidance for its fiscal year ending January 31, 2008:

•                  Non-EDS derived bookings growth is expected to be at least 60% compared to fiscal year 2007.

•                  Net revenue is expected to total $142 – $147 million.

•                  Non-GAAP operating margin is expected to be 5 – 8%.

•                  Non-GAAP EPS is expected to be $0.09 – 0.13.

The company will provide additional details on its financial results and outlook on the conference call referenced below.

About the Conference Call and Webcast

Opsware management will host a conference call today, May 30, 2007, beginning at 5:30 a.m. PT (8:30 a.m. ET) to discuss today’s announcement.  Interested parties may access the conference call by dialing (866) 293-8971.  A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Non-GAAP Financial Information

When used in connection with historical results or forward-looking guidance, non-GAAP net loss, non-GAAP operating margin and non-GAAP EPS each exclude non-cash stock-based compensation expense and non-cash charges relating to past acquisitions.   With respect to historical results, a reconciliation between both net loss and net loss per share on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statement of Operations attached to this release.  With respect to forward-looking guidance, a reconciliation between both operating margin and EPS on GAAP and non-GAAP bases has not been provided because each of operating margin and EPS on a GAAP basis depends in part upon the amount of stock based compensation expense, which expense is dependent upon our future stock price and other factors that cannot be determined at this time.

To supplement our consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures better reflect our core operating results and thus are appropriate to enhance the overall understanding of our past financial performance and our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends and our performance.  Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures.  The presentation of additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About Opsware Inc. (NASDAQ: OPSW)

Opsware, the world’s leading IT automation company, unlocks the promise of technology by accelerating IT to zero latency. The company’s software, the Opsware System, automates the entire data center, from provisioning to patching, configuration to compliance and discovery to deployment, turning data center operations into a competitive advantage for business. Opsware’s technology is used by hundreds of companies worldwide including banks, service providers, retailers, manufacturers and Internet companies with IT environments ranging from hundreds to tens of thousands of servers, network devices, storage devices and IT processes. For more information on Opsware Inc., please visit our Web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including forecasts of our expected revenue, non-EDS derived bookings, non-GAAP operating margin and earnings per share, the financial impact of our acquisition of iConclude, the statement by our president and chief executive officer and the “Financial Outlook” section.  These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements, including without limitation: that the IT automation software market may not develop as we expect, that our market is highly competitive and subject to rapid and significant change, that enterprise software spending and budgets may fluctuate depending on economic conditions and that our revenue and operating results may vary significantly from period to period, including due to the timing of signing contracts with customers, the timing of our satisfaction of revenue recognition criteria, delays in product releases, and our dependence on closing a small number of relatively large transactions each quarter.  In addition, please see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended January 31, 2007 that we filed with the Securities and Exchange Commission, and subsequent filings with the SEC.  We assume no obligation to update the information in this press release or to revise any forward-looking statements.

The graphics displaying non-EDS revenue and non-EDS derived bookings in this press release solely present historical data, and are not necessarily indicative of results in future periods.  The term “non-EDS” excludes the impact of the license and maintenance agreement that we signed with EDS in August 2002 and extended in August 2004.  Continued growth is subject to several risks and uncertainties, including those described in our SEC filings as referenced in the preceding paragraph.

Opsware is a service mark and trademark of Opsware Inc.

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OPSWARE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	April 30, 2007	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$73,546	$90,940
Accounts receivable, net	23,234	31,748
Prepaid expenses and other current assets	5,986	6,431

Total current assets	102,766	129,119
Property and equipment, net	7,052	5,898
Restricted cash	2,279	2,279
Prepaid rent	838	1,001
Other assets	929	797
Intangibles, net	19,055	9,705
Goodwill	70,392	33,246

Total assets	$203,311	$182,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,781	$2,612
Accrued compensation and other accrued liabilities	22,510	17,174
Deferred revenue, current portion	25,559	28,924
Accrued restructuring costs, current portion	373	345
Capital lease obligations, current portion	50	19

Total current liabilities	52,273	49,074
Capital lease obligations, net of current portion	50	55
Deferred revenue, net of current portion	1,590	1,323
Accrued restructuring costs, net of current portion	717	817

Total liabilities	54,630	51,269

Stockholders’ equity:
Common stock	105	102
Additional paid-in capital	658,838	630,282
Accumulated deficit	(509,983)	(499,339)
Accumulated other comprehensive loss	(279)	(269)

Total stockholders’ equity	148,681	130,776

Total liabilities and stockholders’ equity	$203,311	$182,045

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended April 30,
	2007	2006

Revenue:
License revenue	$19,383	$15,361
Services revenue	8,945	6,635
Net revenue	28,328	21,996

Cost and expenses:
Cost of license revenue	733	506
Cost of services revenue(a)	6,115	4,983
Cost of developed technology	761	412
Research and development(a)	10,098	7,342
Sales and marketing(a)	14,839	10,906
General and administrative(a)	4,482	4,246
Amortization of other acquisition-related intangibles	338	327
In-process research and development charges	2,650	—
Total cost and expenses	40,016	28,722
Loss from operations	(11,688)	(6,726)

Interest and other income, net	1,140	982
Loss before income taxes	(10,548)	(5,744)

Provision for income taxes	96	54
Net loss	$(10,644)	$(5,798)

Basic and diluted net loss per share	$(0.10)	$(0.06)

Shares used in computing basic and diluted net loss per share	101,929	99,352

(a)          Includes stock-based compensation expense of the following:

Cost of services revenue	$555	$336
Research and development	1,881	1,207
Sales and marketing	1,804	1,181
General and administrative	1,277	922
Total stock-based compensation expense	$5,517	$3,646

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A reconciliation between GAAP net loss and non-GAAP net loss is as follows: (in thousands, except per share amounts, unaudited)

Three Months Ended April 30, 2007

GAAP net loss	$(10,644)
Non-cash charge related to equity transactions	5,517
Cost of developed technology	761
Amortization of other acquisition-related intangibles	338
In-process research and development charges	2,650
Non-GAAP net loss	$(1,378)

GAAP basic and diluted net loss per share	(0.10)
Non-GAAP basic and diluted net loss per share	(0.01)

Shares used in computing non-GAAP basic and diluted net loss per share	101,929

Contacts:

Ken Tinsley

Investor Relations

Opsware Inc.

408-212-5241

ktinsley@opsware.com

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